Exhibit 99.B(a)(3)

EXHIBIT A3

SSgA FUNDS

AMENDMENT NO. 24 TO

THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

Abolishment of Class T Shares

THIS AMENDMENT NO. 24 to the First Amended and Restated Master Trust Agreement, dated October 13, 1993 (also referred to as the Agreement and Declaration of Trust), is made as of the 23rd day of February, 2007:

WITNESSETH:

WHEREAS, the Trustees voted in favor of the closure and the abolishment of Class T and the establishment and designation thereof, including the filing of an amendment to the Agreement and Declaration of Trust to remove Class T as a class of shares of the Trust;

WHEREAS, at a duly constituted meeting of the Trustees held on July 10, 2006, the following resolutions were adopted by the Trustees:

RESOLVED, that pursuant to Section 4.1 of the First Amended and Restated Master Trust Agreement dated October 13, 1993, as amended (the “Trust Agreement”) of the SSgA Funds (the “Trust”), the Board of Trustees of the Trust hereby authorizes the closure of Class T of the Trust to further investment and the subsequent abolishment of Class T and the establishment and designation thereof.

RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized on behalf of the Trust to declare and pay such dividends and other distributions for Class T as necessary or appropriate in anticipation of or in connection with the closure and abolishment of Class T to ensure qualification as a registered investment company within the meaning of Subchapter M of the Internal Revenue Code and avoid the application of any excise tax.

RESOLVED, that the abolishment of Class T, be, and it hereby is, directed to take place as soon as practicable at such time as there are no Shares outstanding of the class, but in no event later than August 31, 2006, or at such time and on such date as deemed appropriate by the officers of the Trust.

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed to prepare and file an amendment to the Trust’s Trust Agreement with the Secretaries of State of Washington and Massachusetts and the Boston City Clerk to give effect to the foregoing resolutions.

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized on behalf of the Trust to execute such instruments or documents and take such other action,

including providing notice of termination with respect to Class T service provider arrangements, as they may deem necessary or desirable to effect the closure and abolishment of Class T, including but not limited to the cancellation of the Plan of Distribution adopted pursuant to Rule 12b-1 for Class T, the Multiple Class Expense Allocation Plan Pursuant to Rule 18f-3 with respect to Class T, and the addendum to the Distribution Agreement with respect to Class T.

NOW, THEREFORE,

The first paragraph of Section 4.2 of the Agreement and Declaration of Trust is hereby amended to read in pertinent part as follows:

“Section 4.2  Establishment and Designation of Sub-Trusts.  Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following Classes and Sub-Trusts:  (i) Institutional Class:  SSgA Money Market Fund, SSgA US Government Money Market Fund, SSgA S&P 500 Index Fund, SSgA Small Cap Fund, SSgA Disciplined Equity Fund, SSgA International Stock Selection Fund, SSgA Bond Market Fund, SSgA Yield Plus Fund, SSgA US Treasury Money Market Fund, SSgA US Treasury Obligations Fund, SSgA Growth and Income Fund, SSgA Intermediate Fund, and SSgA Prime Money Market Fund, SSgA Emerging Markets Fund, SSgA Tax Free Money Market Fund, SSgA Tuckerman Active REIT Fund, SSgA Life Solutions Income and Growth Fund, SSgA Life Solutions Balanced Fund, SSgA Life Solutions Growth Fund, SSgA High Yield Bond Fund, SSgA International Growth Opportunities Fund, SSgA Aggressive Equity Fund, SSgA IAM SHARES Fund, SSgA Large Cap Value Fund, SSgA Large Cap Growth Opportunities Fund, SSgA Directional Core Equity Fund and SSgA Enhanced Small Cap Fund; (ii) Class R: SSgA Bond Market Fund Class R Shares, SSgA Aggressive Equity Fund Class R Shares, SSgA Core Opportunities Fund Class R Shares, SSgA Small Cap Fund Class R Shares, SSgA International Stock Selection Fund Class R Shares, SSgA Life Solutions Balanced Fund Class R Shares, SSgA Life Solutions Growth Fund Class R Shares, and SSgA Life Solutions Income and Growth Fund Class R Shares; and (iii) Select Class:  SSgA Emerging Markets Fund Select Class Shares. The Shares of each Sub-Trust and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:”

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the day and year first above written.

SSgA FUNDS

/S/ Deedra S. Walkey
Deedra S. Walkey
Secretary and Chief Legal Officer